Consent of Independent Accountants





We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 18 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 10, 1996, relating to the financial statements and financial highlights of Oppenheimer Quest Global Value Fund, Inc., which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accounts" in the Statement of Additional Information.


/s/ Price Waterhouse LLP
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PRICE WATERHOUSE LLP
New York, New York
March 8, 1996